Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES MANAGEMENT CHANGES

Toronto, Ontario, January 5, 2007 – SunOpta Inc. (NASDAQ – STKL) (TSX – SOY) is very pleased to announce the appointment of Steve Bromley as President and Chief Executive Officer of SunOpta Inc. effective February 1, 2007. Steve Bromley will succeed Jeremy Kendall who has been the Company's Chief Executive Officer for the past 23 years. Mr. Kendall will remain as Chairman of SunOpta and its subsidiary companies and will also be active in strategic planning and business development with the senior management team on a reduced schedule. Mr. Bromley is currently SunOpta's President and Chief Operating Officer.

Steve Bromley, a Certified General Accountant, joined SunOpta in June 2001. He was appointed Vice President, Finance and Chief Financial Officer in September 2001. Mr. Bromley was appointed Chief Operating Officer in September 2003, and became President and Chief Operating Officer in January 2005. In July 2005, Mr. Bromley was elected a director of the Board of Directors of Opta Minerals Inc., which is approximately 70% owned by the Company.

Prior to joining the Company, Mr. Bromley spent more than 13 years in the Canadian dairy industry in a wide range of financial and operational roles with both Natrel Inc. and Ault Foods Limited. From 1997 to 1999 he served on the Board of Directors of Natrel Inc.

Jeremy Kendall, Chairman and Chief Executive Officer, commented "Steve Bromley has been a wonderful partner for me during this fast growth phase of the company. He is highly regarded by shareholders, employees and suppliers alike and is passionate about our values, our commitment to quality, to the environment and to our people. I firmly believe he is the right person to take SunOpta to the next level of its development."

"I look forward to building on the foundation that Jeremy Kendall has established in his 23 years of leading this Company," said Steve Bromley. "His vision, focus and dedication to building a company with integrity, high ethical standards, and a genuine concern for the environment and the health and well-being of people that consume our products will continue as our guiding principles. I look forward to continuing to work with Jeremy in our respective new roles to prudently grow our business and to enhance shareholder value."

SunOpta today also announced the appointment of Joseph Riz as Executive Vice President of SunOpta Inc. with responsibility for operations effective January 11, 2007. Joseph Riz has been a member of the Board of Directors of SunOpta for the past 20 years and has been Chairman of the Audit Committee for the past 5 years and as such, is thoroughly familiar with the company's operations.

Mr. Bromley commented "I am delighted that Joe has agreed to join the SunOpta team. His broad business background and in depth knowledge of our operations will be a great benefit to the company".

Mr. Kendall concluded, "I have been so fortunate to have had the opportunity to lead SunOpta over the past 23 years and have been privileged to work in a company where my personal values are commensurate with our corporate values. I look forward to contributing in my new role to achieve our vision of $2 billion in revenues by 2011."

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food, supplements and health and beauty markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; the Opta Minerals Group, a producer, distributor, and recycler of environmentally friendly industrial materials; and the SunOpta BioProcess Group which engineers and markets proprietary steam explosion technology systems for the pulp, bio-fuel and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward-Looking Statements

Certain statements included in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to references to business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to; general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:
SunOpta Inc.	Investment Community Inquiries:
Jeremy N. Kendall, Chairman & CEO	Lytham Partners, LLC
Steve Bromley, President & COO	Joe Diaz
John Dietrich, Vice President & CFO	Robert Blum
Susan Wiekenkamp, Information Officer	Joe Dorame
Tel: 905-455-2528, ext 103	Tel: 602-889-9700
susan.wiekenkamp@sunopta.com	diaz@lythampartners.com
Website: www.sunopta.com